January 13, 2009	CONTACT:
Elizabeth Wilkinson Phone: 281-408-1329

EAGLE ROCK ENERGY PARTNERS, L.P. ANNOUNCES HEDGE TRANSACTIONS AND ITS INTENTION TO MAINTAIN ITS CURRENT DISTRIBUTION LEVEL

HOUSTON – Eagle Rock Energy Partners, L.P. (NASDAQ: EROC) (“Eagle Rock” or “the Partnership”) today announced that on January 8, 2009, it executed a series of hedging transactions which  enhances the Partnership’s expected 2009 cash flows and its ability to maintain its current distribution level of $1.64 per unit on an annual basis. The actual distributions the Partnership declares will be subject to its operating performance, prevailing market conditions (including forward oil, natural gas and sulfur commodity prices), the impact of unforeseen events and the approval of its Board of Directors.

The hedge transactions involve the unwinding of a portion of existing “in-the-money” 2011 and 2012 WTI crude oil swaps and collars, and the unwinding of two “in-the-money” 2009 WTI crude oil collars. With these transactions, and an additional $13.9 million of cash sourced from a combination of remaining excess coverage from the third quarter of 2008 and cash flow from operations, the Partnership purchased a 2009 WTI crude oil swap on 60,000 barrels per month beginning January 1, 2009 at $97 per barrel. Both the unwound hedges and new hedges relate to expected volumes in the Partnership’s Midstream and Minerals segments.

Joseph A. Mills, chairman and chief executive officer, stated, “With the execution of these transactions, Eagle Rock has substantially increased its expected cash flow in 2009, a year we view as a uniquely difficult time in the master limited partnership sector and commodity price environment.  These transactions increase our net crude oil hedged position for 2009 to 88% of expected hedgeable volumes and better position us to deliver on our goals of generating stable cash flow and maintaining the current distribution of $0.41 per unit ($1.64 per unit annually).  We are anticipating a challenging first half of 2009, but we remain optimistic on the recovery of the economy and with it commodity prices and drilling activity.  Even absent such a recovery, we believe we would still be able to maintain at least the minimum quarterly distribution of $0.3625 per common unit ($1.45 per common unit annually) and remain within our financial covenants as established in our senior secured revolving credit facility through the end of 2009.  In arriving at this conclusion, we have lowered our internal estimate of midstream throughput volumes to reflect the decrease in drilling activity resulting from the expected commodity price environment.”

Concurrent with this press release, Eagle Rock has provided an update to its Commodity Hedging Overview presentation on its website to describe the details of these hedge transactions and its existing hedge portfolio.  The presentation can be accessed by going to www.eaglerockenergy.com, select Investor Relations, then select Presentations.

Conference Call

Eagle Rock will hold a conference call to discuss these transactions and their impact on its business prospects on January 14, 2009, at 9 a.m. Central Time (10 a.m. Eastern Time).

Interested parties may listen live over the Internet or via telephone.  To listen live over the Internet, log on to the Partnership's Web site at www.eaglerockenergy.com. To participate by telephone, the call in number is 888-713-4215, confirmation code 59939669. Investors are advised to dial into the call at least 15 minutes prior to the call to register.  Participants may pre-register for the call by using the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory but is recommended as it will provide you immediate entry to the call and will facilitate the timely start of the call. Pre-registration only takes a few moments and you may pre-register at any time, including up to and after the call start. To pre-register, please click https://www.theconferencingservice.com/prereg/key.process?key=PX8WGBC8B. (Due to its length, this URL may need to be copied/pasted into your internet browser’s address field. Remove the extra space if one exists.) An audio replay of the conference call will also be available for seven days by dialing 888-286-8010, confirmation code 73481860. In addition, a replay and a transcript of the audio webcast will be available by accessing the Partnership's website within a few hours following the conclusion of the call.

The Partnership is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing, transporting and selling natural gas, and (ii) fractionating and transporting natural gas liquids; b) upstream, which includes acquiring, exploiting, developing, and producing oil and natural gas properties; and c) minerals, which includes acquiring and managing fee mineral and royalty interests either through direct ownership or through investment in other partnerships in properties located in multiple producing trends across the United States. Its corporate office is located in Houston, Texas.

Board of Directors in this press release refers to the Board of Directors of the general partner of the general partner of the Partnership.

This news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2007, and the Partnership’s Forms 10-Q, filed with the Securities and Exchange Commission for subsequent quarters.
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